Exhibit 9.5

NEW YORK & COMPANY, INC.

AMENDMENT NO. 7 TO THE

STOCKHOLDERS AGREEMENT

This Amendment No. 7 (“Amendment”) to the Stockholders Agreement dated as of August 25, 2004, as amended from time to time (collectively, the “Stockholders Agreement”), by and among New York & Company, Inc., a Delaware corporation (the “Company”), and the Stockholders named therein, is being entered into as of March 13, 2012.  Certain capitalized terms used but not defined herein have the meaning attributed to them in the Stockholders Agreement.

WHEREAS, the parties hereto are parties to the Stockholders Agreement, which embodied certain agreements among the parties;

WHEREAS, in connection with the Company’s desire to have the Stockholders Agreement align with its by-laws in connection with the permitted number of members on the Company’s board of directors, the parties hereto wish to amend the Stockholders Agreement, effective March 13, 2012;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Stockholders Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Stockholders Agreement as follows:

1.                                      The parties acknowledge that IPC/NYCG LLC is the successor-in-interest to BSMB/NYCG LLC.  Accordingly, the term “BSMB” (as well as all other definitions incorporating such acronym) as defined in Section 5.3 of Article V of the Stockholders Agreement is hereby replaced with the term “IPC”.

2.                                      Section 1.1(a)(i) of Article I of the Stockholders Agreement is hereby amended as follows:

“Each Voting Agreement Holder hereby agrees that such Person shall vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all other reasonably necessary or desirable actions within such Person’s control, whether in such Person’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings (collectively, “Stockholder Action”), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), to cause the authorized number of directors on the Board of Directors of the Company (the “Board”) to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office, and so that the individuals designated by the IPC Majority Holders shall be elected to the Board and caused to remain in office.”

3.                                      Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the Stockholders Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

4.                                      Governing Law; Jurisdiction.  The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders.  All other issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Amendment.  The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court.  The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

5.                                      Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 7 on the day and year first above written.

NEW YORK & COMPANY, INC.

By:	/s/ Sheamus Toal
	Name:	Sheamus Toal
	Title:	EVP and Chief Financial officer

IPC/NYCG LLC

By:	Irving Place Capital Manager II, LLC
	Its:	Manager

By:	JDH Management LLC
	Its:	Manager

By:	/s/ Richard Perkal
	Name:	Richard Perkal
	Title:	Partner